EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 15, 2007, except for the effects of the restatement as described in Note 1, as to which the date is May 9, 2007, accompanying the consolidated financial statements of Continental Resources, Inc. contained in Amendment No. 8 to the Registration Statement on Form S-1 (File No. 333-132257) and Prospectus. We consent to the use of the aforementioned report in the Registration Statement and Prospectus and to the use of our name as it appears under the caption “Experts”.

/s/ Grant Thornton LLP

Oklahoma City, Oklahoma

May 9, 2007